Litigation Update

Federal Court Market
Timing Litigation:
A number of private
lawsuits have been filed
including purported class
and derivative
lawsuits, making various
allegations and
naming as defendants
 various persons,
including certain Scudder
 and Deutsche (now
DWS) funds (singularly,
a "Fund" and
collectively, the "Funds"),
the Funds'
investment advisors and
their affiliates,
certain individuals
(including in some cases
Fund Trustees/Directors,
officers), and other
parties.  Each Fund's
investment advisor has
agreed to indemnify the
applicable Funds in
connection with these
lawsuits, or other
lawsuits or regulatory
actions that may be
filed making allegations
similar to these
lawsuits regarding market
timing, revenue
sharing, fund valuation
or other subjects
related to investigations
of the foregoing
matters.  Based on currently
available information,
the Funds' investment advisors
believe the likelihood
that the pending lawsuits
will have a material adverse
financial impact on a
Fund is remote and such
actions are not likely
to materially affect
their ability to perform
under their investment
managementagreements
with the Funds.

Fifteen (15) class
and derivative actions
pertaining to market
timing have been
consolidated and
transferred to a
Multidistrict Litigation
Panel in the District
of Maryland ("MDL")
(Multidistrict Litigation
1586-In re Mutual Funds
Investment Litigation).
The 11 Complaints originally
filed in the Southern
District of New York
that were transferred
to the MDL were
virtually identical
and each asserted claims
against Deutsche Bank
AG, Deutsche Investment
Management Americas Inc.
("DIMA") and Deutsche
Asset Management, Inc.
as well as
approximately 85 Funds
in the Scudder and
Deutsche family of funds
and John Doe
defendants.
The three cases that were
originally filed
in the Eastern District of
New York and the
one case originally filed in
the District of
Delaware are derivative
actions brought by
purported shareholders in
certain of the Funds.
These actions are
against Deutsche
Investment Management
Americas Inc., Deutsche
Asset Management, Inc.,
and John Doe defendants.

On September 29, 2004,
two consolidated
amended complaints,
one a Consolidated Amended
Class Action Complaint and
the other a Consolidated
Amended Fund Derivative
Complaint, were filed in the MDL.

On January 11, 2006,
Plaintiffs filed a Second
Consolidated Amended Class
Action Complaint in
the MDL.  The officer
defendants have been
voluntarily dismissed
from the class action pursuant
to a tolling agreement with
Plaintiffs.  Deutsche Bank
AG has been dismissed from
the derivative action.  On
March 16, 2007, the Court
issued an opinion in
the MDL granting in
part and denying in part
the Deutsche Defendants'
motion to dismiss the
Second Consolidated
Amended Class Action
Complaint.

Plaintiffs filed a Third
Consolidated Amended
Class Action Complaint
("Third Amended
Complaint") on
December 10, 2007
in the MDL. In the
Third Amended
Complaint, the
Plaintiffs added
the names of Funds
that they allegedly
purchased or held
during the class period.
In addition, as
contemplated in the
Court's scheduling order,
the Third Amended
Complaint added
a new Plaintiff in
an attempt to address
standing challenges
raised by the Defendants.
On January 16, 2008,
the Court granted in
part and denied
in part the
Defendants' motion
to dismiss certain
claims on standing grounds.
Extensive discovery has
been undertaken.
On July 2, 2008, the
Defendants filed their motion
for summary judgment
and various
related motions,
and Class Plaintiffs
filed their motion
for class certification.
Oppositions to these motions
are due on September 24, 2008,
and reply briefs are due
on November 5, 2008.
The Court has scheduled a
hearing for these motions on
December 10-11, 2008.

State Court Market Timing
Litigation:On September 16, 2003,
an action was commenced
in the Circuit Court for
Madison County, Illinois,
entitled Potter v. Janus
Investment Fund, et al.
Defendants include, among
others, DIMA and the Scudder
International Fund. On
October 23, 2003, Defendants
removed the action to the
United States District Court
for the Southern District of
Illinois. On February 9, 2004
the District Court remanded
the case back to the Circuit
Court for Madison County.
Defendants appealed this decision.
On April 5, 2005 the Seventh
Circuit Court of Appeals reversed
the District Court's decision
and instructed the District Court
to undo the remand order and
dismiss the complaint.  On
May 27, 2005, the District
Court, in accord with the Seventh
Circuit's mandate, dismissed
the action with prejudice.
On September 29, 2005, Plaintiffs
filed a petition for a writ of certiorari to the Supreme Court of the United States. On January 6, 2006, the Supreme Court granted the petition to address jurisdictional questions.
On June 15, 2006, the Supreme
Court vacated the decision of the
Seventh Circuit and held that
the Court of Appeals did not have
jurisdiction to address
the District Court's remand order.
The case was remanded to and
reopened in the Circuit
Court for Madison County.
On November 13, 2006, Defendants
removed the case to Federal
District Court for a second time.
On April 6, 2007, the District Court
remanded the case back to the Circuit
Court for Madison County.
Defendants appealed this decision
to the Seventh Circuit, which
dismissed the appeal for lack of
jurisdiction on July 13, 2007.
The case is now back in the Circuit
Court for Madison County.
We argued Defendants' motion
to dismiss in August 2007 and
are awaiting the
Circuit Court's decision.  On
July 23, 2008, we received an Order
from the Circuit Court
dated July 16, 2008 in which
the Court stated that the issues
raised by the motion to
dismiss are nearly
identical to those in a
pending appeal
in another action,
and that the
Court would therefore
wait for the decision of
the Illinois Appellate Court
before ruling on
the motion to dismiss.

Federal Court Revenue
Sharing Litigation:The following
purported class actions
pertaining to revenue
sharing were filed in the Southern
District of New York: Walker v.
Deutsche Bank AG, et al., Mazza v.
Deutsche Bank AG, et al. and
Icardo v. Deutsche Bank
AG, et al.  These three
class actions were
consolidated.
The consolidated
Complaint filed
on December 19, 2005 named
as defendants Deutsche Bank AG,
certain affiliated adviser
entities, and Scudder
Distributors Inc.  On
August 15, 2007, the
Court granted the
Defendants' motion to
dismiss with prejudice
and denied Plaintiffs'
request for leave
to amend the complaint.
The Plaintiffs did
not appeal, and the
deadline for appealing
this decision has now passed.

Updated 7-28-08

DB1/62009303.1